UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) September 12, 2003

SURE TRACE SECURITY CORPORATION

(Exact name of registrant as specified in its charter)

Utah 0-11424 84-0959153

(State or other jurisdiction (Commission (IRS Employer

of incorporation) File Number) Identification Number No.)

1530 9th Avenue SE, Calgary, Alberta, Canada T2G 0T7

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (403) 693-8014

(Former name or former address, if changed since last report)

ITEM 1. Changes in Control of Registrant.

On September 12, 2003, Sure Trace Security Corporation ("Sure Trace") announced that it has completed a private placement for US $25 million at an average equity investment of $0.63 per share, with Can-West Venture Capital Limited ("Can-West"). Can-West will acquire 39,450,319 restricted shares of Sure Trace's Common Stock. The terms of this acquisition includes a price guarantee that Can-West's investment will be worth at least 1.5 times its original investment amount on the 1st anniversary of the date of its investment in Sure Trace and a price guarantee of at least 3 times its investment on the 2nd anniversary. As a condition to the transaction, Sure Trace has agreed to cancel a Letter of Intent that was announced on August 13, 2003, for a private placement with Cavallino Investments Ltd. By virtue of this sale of shares, Can-West will own approximately forty-five percent (45%) of the then total issued and outstanding shares of Sure Trace's common stock and will become Sure Trace's largest shareholder. Upon the parties execution of a definitive share purchase agreement, a copy of such agreement will be filed with the Securities and Exchange Commission as an exhibit to an amendment to the Form 8-K.

The investment from Can-West will initially come in the form of a $25 million irrevocable letter of credit drawn on Can-West's account with Lloyd's of London. From such letter of credit, Sure Trace will be able to draw down $250,000 per week for the first four (4) weeks and thereafter it will draw down $6 million per month for four (4) months. Each draw down will reduce the remaining amount available under the letter of credit.

Mr. Peter Leeuwerke, CEO of Sure Trace, stated, "Over the past 6 months, Sure Trace's wholly-owned subsidiary, I.D.OLOGY, has developed a North American Channel Partner network to address Loss Prevention sales and has recently launched its Industrial and Brand Authentication products. From this network of sales organizations, and I.D.OLOGY's own direct sales efforts, several national and international accounts specifically seeking sole source security solutions have been developed that include products not specifically owned by I.D.OLOGY. With this investment, Sure Trace has the capital to fund planned strategic acquisitions, which will provide for these sole source security solutions and further solidify our competitive market advantage. Sure Trace is now negotiating the acquisition of these products or companies. These acquisitions will not only add the products needed to fulfill client demand but will add immediate revenue sources. This investment also provides I.D.OLOGY with the financial strength needed to assure Fortune 500 companies and government bodies that we are working with that we have the staying power to deliver high quality customer support in the long-term."

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated at Calgary, Alberta Canada, this 12th day of September, 2003.

SURE TRACE SECURITY CORPORATION

By:/s/ Peter Leeuwerke

Name: Peter Leeuwerke

Title: Chief Executive Officer

(principal executive officer)